Exhibit 99.1

NEWS FOR RELEASE: 1/29/2009, 4pm ET                       CONTACT:  Lee Brown
                                                               (719) 481-7213
                                                        lee.brown@ramtron.com

                        RAMTRON REPORTS FOURTH-QUARTER
                    AND FULL-YEAR 2008 FINANCIAL RESULTS

COLORADO SPRINGS, CO - January 29, 2009 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today reported total revenue of $16.3 million for the fourth quarter of 2008, 14% higher than total revenue of $14.3 million for the same quarter last year. Net income for the fourth quarter of 2008 was $915,000, or $0.03 per share, compared with net income of $8.7 million, or $0.32 per share, for the fourth quarter of 2007. Included in fourth quarter 2007 results was a $7.6 million non-cash income tax benefit related to the recording of a deferred tax asset at the end of fiscal 2007.

Fourth-quarter results also included a charge of $815,000 against cost of product sales that estimates a loss contingency to cover anticipated customer warranty and associated costs arising from previously announced in-field failures of one of Ramtron's products. This charge represents an amount within a range of a potential warranty claim that can be reasonably estimated with currently available information. Future estimates and the final amount of the charge are subject to change. Fourth-quarter 2008 results also included a non-cash stock-based compensation credit of $250,000, and an income tax provision of $648,000.

Fourth-quarter 2008 net income excluding the aforementioned items would have been $2.1 million, or $0.08 per share. For comparative purposes, fourth-quarter 2007 net income excluding non-cash stock-based compensation expense and the non-cash income tax benefit would have been $1.7 million, or $0.06 per share.

Fourth-Quarter Product Revenue Highlights:
-----------------------------------------

  - Product revenue was $16.0 million for the fourth quarter of 2008, 16% higher than product revenue of $13.8 million reported for the same quarter last year.

  - Excluding the loss contingency, product gross margin for the quarter was 54%, up 1% from the same period in 2007. Including the loss contingency, product gross margin was 49%.

  - Integrated product revenue grew 231% to $5.8 million, or 36% of F-RAM product revenue.

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"Fourth quarter capped another year of solid execution marked by year-over-
year revenue and earnings growth," said Ramtron chief executive officer Bill Staunton. "Once again, sales of custom products in computing applications stood out, accounting for about 26% of total revenue during the quarter and driving much of the year-over-year growth. Sales for automotive applications also exhibited strong growth as our top automotive customer continued to expand use of our products. However, aside from sales to this customer, we did start to see a slowdown in order flow from automotive customers as production of high-end navigation and entertainment systems softened."

For full-year 2008, Ramtron reported total revenue of $63.6 million, 24% higher than total revenue of $51.1 million for full-year 2007. Full-year net income was $3.7 million, or $0.13 per share, compared with net income of $9.9 million, or $0.37 per share, for full-year 2007. Full-year 2008 results included a non-cash, stock-based compensation expense of $1.0 million, income tax provision of $2.2 million, and a warranty charge of $815,000.

Full-year 2008 net income excluding the aforementioned items would have been $7.7 million, or $0.28 per share. For comparative purposes, Full-year 2007 net income excluding non-cash stock-based compensation expense and the income tax benefit would have been $4.6 million, or $0.17 per share.

Full-Year 2008 Product Revenue Highlights:
-----------------------------------------

  - Total product revenue for 2008 was up 26%, to $62.1 million, compared with $49.4 million for 2007.

  - Integrated product revenue grew 143%, to $17.9 million, from 2007 to 2008.

  - Excluding the loss contingency, product gross margin for the year was 53%, consistent with the same period in 2007. Including the loss contingency, product gross margin was 52%.

"During 2008 we accomplished our strategic objective of accelerating revenue from sales of integrated products, largely on the strength of new custom F-RAM products that were designed to meet our customers' requirements for functionality and performance. Our high-density F-RAM products posted a more than four-fold increase as customers began deploying them in their products," Staunton added. "Building on our growing reputation for designing high-value products, we are working to define and develop a host of new unique devices, differentiated by our F-RAM technology that will open the doors to new market opportunities."

Business Outlook
----------------

The following statements are based on Ramtron's current expectations of results for full-year 2009. These statements are forward looking, and actual results may differ materially from those set forth in these statements. Ramtron intends to continue its policy of not updating forward-looking statements other than in publicly available documents, even if experience or future changes show that anticipated results or events will not be realized.

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For the full-year 2009, excluding stock-based compensation, income tax expense and any potential charges related to the product defect issue, management currently projects:

  -  Total revenue comparable to 2008 full-year revenue of $63.5 million

  - The full-year total revenue projection represents management's best estimate based on current visibility and inputs from Ramtron's sales organization; however, external economic factors may cause management to reevaluate its projections during the year

  -  Gross margin of 53% to 55%

  -  Non-product revenue of approximately $1.2 million

  - Total operating expenses before stock-based compensation expense to be approximately 44% to 46% of total revenue. By expense line item, management is targeting sales and marketing to be 13% to 14% of total revenue, research and development to be 22% to 23% of total revenue, and general and administrative to be approximately 9% of total revenue

  - Net income, excluding stock-based compensation and income tax expense, between 7% and 9% of total revenue

  -  Stock-based compensation expense of approximately $1.4 million

"Over the past few months, a slowdown in order flow, which has been exacerbated by the worsening global economic crisis, has caused us to adopt a more conservative view of the rate of growth for 2009 and to prepare to adjust our operating model should economic weakness persist," concluded Staunton. "Against a backdrop of a less hospitable business climate, we will focus on the strategic initiatives that will set the stage for growth in 2010 and beyond. Among these initiatives are plans to reduce product manufacturing costs, leverage our new product initiative to enter new markets, and develop new product platforms using the unique advantages of our F-RAM technology while maintaining profitability. With our strong balance sheet and cash flow generating business model, we have the resources to sustain our competitive strengths while preparing for a resumption of double-digit revenue growth."

Conference Call
---------------

Ramtron International's investor teleconference today will be webcast live on the corporate website. Management plans to webcast slides to support its prepared remarks on quarterly results and business outlook, and then host a live question-and-answer session with institutional investors and research analysts.

How to Participate
------------------

Ramtron Fourth-Quarter 2008 Results Teleconference
January 29, 2009 at 2:00 p.m. PT / 5:00 p.m. ET

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Go to the home page of the Ramtron site at www.ramtron.com and click on the teleconference link. From this site, you can access the teleconference webcast, assuming that your computer system is configured properly. A webcast replay will be available for one year, and a telephonic replay will be available for seven days after the live call at (706) 645-9291, passcode #81834128.

About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions used in a wide range of product applications and markets.

Cautionary Statements
---------------------

Except for historical information, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," and "potential," among others. These statements include statements about Ramtron's expected revenue, gross margin, operating expenses, and net income for full-year 2009. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: general and regional economic conditions and conditions specific to the semiconductor industry; demand for Ramtron's products; order cancellations or reduced order placements; product sales mix; the timely development of new technologies; competitive factors such as pricing pressures on existing products and the timing and market acceptance of new product introductions; Ramtron's ability to maintain an appropriate amount of low-cost foundry production capacity from its foundry sources in a timely manner; our foundry partners' timely ability to successfully manufacture products for Ramtron; our foundry partners' ability to supply increased orders for F-RAM products in a timely manner using Ramtron's proprietary technology; any disruptions of Ramtron's foundry or test and assembly contractor relationships; currency fluctuations; unexpected design and manufacturing difficulties; defects in products that could result in product liability claims; and the risk factors listed from time to time in Ramtron's SEC reports, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports filed during 2008. SEC-filed documents are available at no charge at the SEC's website (www.sec.gov) or from the company.

All forward-looking statements included in this release are based upon information available to Ramtron as of the date of this release, which may change.

The financial information in this press release and the attached financial statements have been prepared from the books and records of the company with the omission of certain information and disclosures normally included in financial statements.

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In this release, the references to net income and earnings per share excluding stock-based compensation expense, income tax benefit, and income tax expense are not financial measures as defined by generally accepted accounting principles (GAAP). Management believes that the presentation of results excluding these charges provides meaningful supplemental information regarding the Company's operational performance, however these figures are not a replacement for the GAAP financial measures presented nor should they be given greater consideration by investors.

                        (financial statements attached)

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              FOURTH-QUARTER AND FULL-YEAR 2008 FINANCIAL HIGHLIGHTS
                     CONSOLIDATED STATEMENTS OF OPERATIONS
           (Amounts in thousands, except per-share amounts) (unaudited)

                                    Three Months Ended        Year Ended
                                    ------------------    ------------------
                                    Dec. 31,  Dec. 31,    Dec. 31,  Dec. 31,
                                      2008     2007         2008      2007
                                    --------  --------    --------  --------
Revenue:
   Product sales                    $16,008   $13,739     $62,101   $49,422
   License and development fees         179       179         717       717
   Royalties                            133       127         646       625
   Customer-sponsored research
     and development                     --       230          90       330
                                    --------  --------    --------  --------
                                     16,320    14,275      63,554    51,094
                                    --------  --------    --------  --------
Costs and expenses:
   Cost of product sales              7,376     6,490      28,768    23,439
   Provision for loss contingency
     against cost of product sales
     arising from in-field failures     815        --         815        --
   Research and development           2,721     2,617      11,912    10,573
   Customer-sponsored research
     and development                     --       170          47       264
   General and administrative         1,305     2,068       6,578     7,053
   Sales and Marketing                2,163     1,754       8,804     7,005
                                    --------  --------    --------  --------
                                     14,380    13,099      56,924    48,334
                                    --------  --------    --------  --------
Operating income                      1,940     1,176       6,630     2,760
Interest expense, other                 (86)     (105)       (368)     (495)
Other income (expense), net            (291)       67        (358)      148
                                    --------  --------    --------  --------
Income (loss) before income tax
  benefit (provision)                 1,563     1,138       5,904     2,413
Income tax benefit (provision)         (648)    7,571      (2,244)    7,478
                                    --------  --------    --------  --------
Net income                          $   915   $ 8,709     $ 3,660   $ 9,891
                                    ========  ========    ========  ========
Net income per common share:
    Basic                           $  0.03   $  0.34     $  0.14   $  0.39
                                    ========  ========    ========  ========
    Diluted                         $  0.03   $  0.32     $  0.13   $  0.37
                                    ========  ========    ========  ========
Weighted average common shares
  Outstanding:
    Basic                            26,837    25,271      26,353    25,124
                                    ========  ========    ========  ========
    Diluted                          26,883    27,292      27,551    26,403
                                    ========  ========    ========  ========

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                         RAMTRON INTERNATIONAL CORPORATION
                  YEAR-END 2008 AND 2007 FINANCIAL HIGHLIGHTS
                           CONSOLIDATED BALANCE SHEETS
                       (Amounts in thousands) (unaudited)

                                                December 31,     December 31,
                                                    2008             2007
                                                ------------     ------------
ASSETS

Current assets:
     Cash and cash equivalents                    $ 9,900          $ 6,828
     Accounts receivable, net                      11,274            9,490
     Inventories                                    9,992            6,342
     Deferred income taxes, net                       266              286
     Other current assets                           1,110              789
                                                  -------          -------
Total current assets                               32,542           23,735

Property, plant and equipment, net                  5,635            4,987
Goodwill, net                                       1,971            2,311
Intangible assets, net                              6,470            7,963
Long-term deferred income taxes, net                5,174            7,300
Other assets                                          212              230
                                                  -------          -------
Total assets                                      $52,004          $46,526
                                                  =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                             $ 4,930          $ 4,168
     Accrued liabilities                            3,131            2,416
     Deferred revenue                                 645              949
     Current portion of long-term debt                382            1,040
                                                  -------          -------
Total current liabilities                           9,088            8,573

Long-term deferred revenue                          1,209            1,854
Long-term debt                                      4,577            4,894
                                                  -------          -------
Total liabilities                                  14,874           15,321

Stockholders' equity                               37,130           31,205
                                                  -------          -------
Total liabilities and stockholders' equity        $52,004          $46,526
                                                  =======          =======

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